FINAL FOR ADOPTION

AstraZeneca PLC

RULES OF THE

ASTRAZENECA

GLOBAL RESTRICTED STOCK PLAN

Adopted by the remuneration committee of the board of directors on 1 March 2010

Amended on 24 October 2011 by the Remuneration Committee of the Board of Directors

Amended on 3 February 2014 by the Remuneration Committee of the Board of Directors

RULES OF THE ASTRAZENECA

GLOBAL RESTRICTED STOCK PLAN

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The words and expressions used in this Plan which have capital letters have the meanings set out in the appendix to the Rules.

1.2	Interpretation

The headings in the Rules are for convenience and should be ignored when construing them. Unless the context otherwise requires, words in the singular include the plural and vice versa and words importing either gender include both genders. Reference in the Rules to any statutory provisions is to those provisions as amended, extended or re-enacted from time to time, and include any regulations or other subordinate legislation made under them.

2.	HOW THE PLAN WILL OPERATE

2.1	The Remuneration Committee

The Remuneration Committee will, from time to time, set the policies for the Company’s operation and administration of the Plan within the terms of the Rules. The policies may include the determination of:

(a)	the Eligible Employees who may be granted Awards;

(b)	the maximum annual Market Value of Shares which may be put under an Eligible Employee’s Award; and

(c)	the Restricted Period which will apply to an Award and whether there will be a different Restricted Period in relation to different proportions of the Award.

2.2	Eligible Employees

An Eligible Employee may be recommended from time to time for the grant of an Award. The grant of an Award to an Eligible Employee on a particular basis does not create the right or expectation of the grant of an Award on the same basis, or at all, in the future. An Award is not pensionable.

2.3	How an Award may be granted

The Grantor will grant the Award so that it constitutes a binding contract between the Participant and the Grantor. If the Award is granted by deed, a single deed of grant may be executed in favour of any number of Participants. There will be no payment for the grant of an Award. For the avoidance of doubt the grant of an Award is a conditional right to acquire the Shares the subject of the Award, in accordance with the Rules.

2.4	When an Award may be granted

An Award may be granted at any time that the Remuneration Committee believes is appropriate, other than during a Close Period of the Company.

2.5	Vesting conditions

The vesting of an Award may be subject to such terms and conditions as the Remuneration Committee considers appropriate. Any such additional terms and conditions to which an Award is subject will be specified at the Date of Grant.

2.6	Awards personal to Participants

An Award may not, nor may any rights in respect of it, be sold, transferred, assigned, charged or otherwise encumbered or disposed of to any person. A Participant’s Award(s) may be transmitted to the Participant’s personal representative(s) on the Participant’s death, following receipt by the Company of written confirmation (to the satisfaction of the Company) that the personal representative(s) are legally authorised to deal with the deceased Participant’s affairs.

2.7	Disclaimer of Award

A Participant may disclaim an Award, in whole or in part, in writing to the Secretary of the Company within thirty (30) days after the Date of Grant. No consideration will be paid for the disclaimer of an Award. To the extent that an Award is disclaimed it will be taken never to have been granted.

2.8	UK Social security contributions

The Company may require an Eligible Employee to enter into an agreement under paragraph 3A of Schedule 1 to the Social Security Contributions and Benefits Act 1992 (as amended by the National Insurance Contributions and Statutory Payments Act 2004) or to make an election under paragraph 3B of Schedule 1 to that Act in relation to any secondary class 1 National Insurance contributions arising on the vesting of an Award.

3.	SHARES WHICH CAN BE USED UNDER THE PLAN AND INDIVIDUAL LIMIT

3.1	Shares which can be used under the Plan

Awards granted under the Plan can only be satisfied by Shares purchased in the market and not by Shares issued or transferred from treasury by the Company for this purpose.

3.2	The individual limit

Unless the Remuneration Committee decides otherwise, the maximum Market Value (determined at the Date of Grant) of Shares which may be put under Award in respect of any Eligible Employee in any financial year of the Company will not exceed 500% of the Eligible Employee’s basic salary.

4.	RIGHTS IN RELATION TO SHARES UNDER AWARDS

A Participant has no voting, dividend or other rights attaching to the Shares under an Award made to the Participant, before the Award vests. The Trustee will not vote in respect of any Shares held by the Trustee under an Award at any general meeting of the Company but may otherwise, at its discretion, be entitled to vote or abstain from voting in respect of them.

5.	VESTING OF AWARDS

5.1	Normal vesting

Subject to Rules 5.2, 5.4 and 7 and any additional terms and conditions which apply to the Award, an Award will vest in whole or in part at the end of the Restricted Period(s) specified when the Award was granted. For the avoidance of doubt, a Participant shall have no rights in respect of Shares the subject of an Award until the end of the Restricted Period in relation to them.

5.2	Early vesting on cessation of Employment

If a Participant ceases to be in Employment before the end of the Restricted Period(s) in respect of an Award:

(a)	as a Good Leaver, his Award(s) will vest on the date the Employment ceases, pro-rated to take into account the period elapsed between the Date of Grant and the date of cessation of Employment relative to the Restricted Period, unless the Remuneration Committee decides not to pro-rate or to pro-rate on some other basis; and

(b)	other than as a Good Leaver, the Award will lapse on the date of cessation, unless the Remuneration Committee, in its absolute discretion, decides otherwise, in which case the Remuneration Committee has discretion to decide when and to what extent the Award may vest.

5.3	Payment on account of dividends

To the extent that an Award has vested, the Participant may, at the discretion of the Remuneration Committee, receive an amount equal to the total dividends paid or payable in respect of the Shares in relation to which the Award has vested, by reference to dividend record dates from the Date of Grant until the Award has vested. If such payment, which may be made in cash or Shares, is made, it will be made net of any income tax or social security contributions due in respect of it. The latest date by which any amount shall be paid under Rule 5.3 is March 15th after the calendar year in which the Award has vested.

5.4	Vesting in a prohibited period

If vesting of an Award would be prohibited under the Financial Conduct Authority Model Code on transactions in securities, the day on which the Award vests will be the first Dealing Day on which such prohibition ceases to apply or, if later, the first day on which the Participant is able to trade in the Shares after such prohibition ceases.

5.5	Paying out an Award in cash

When an Award has vested on account of the death of a Participant, the Remuneration Committee will have the discretion to pay the value of the Shares the subject of the Award in cash, if it is more practicable to do so.

6.	LAPSE OF AWARDS

6.1	Lapsing of Awards

An Award will lapse and cease to be capable of (further) vesting on the earliest of:

(a)	the Participant ceasing to be in Employment except as specified in Rule 5.2(a) or to the extent that the Remuneration Committee may have exercised its discretion under Rule 5.2(b), so that the Award (or part of it) does not lapse;

(b)	the Participant being deprived of the legal or beneficial ownership of the Award by operation of law, or doing or omitting to do anything which causes him to be so deprived or being declared bankrupt; and

(c)	the Participant attempting to breach Rule 2.6.

6.2	Female Participants on maternity leave

For the purposes of this Rule 6, a female Participant on maternity leave will not cease to be in Employment until the earlier of the date on which she notifies her employer of her intention not to return to work or the date on which she ceases to have statutory or contractual rights to return to work.

7.	GENERAL OFFER, SCHEME OF ARRANGEMENT OR VOLUNTARY WINDING UP OF THE COMPANY

7.1	Circumstances in which this Rule applies

Subject to Rule 10, this Rule applies where:

(a)	an offeror (either alone or with any party acting in concert with the offeror) obtains Control of the Company as a result of making an offer to acquire the whole of the issued ordinary share capital of the Company (or such part of it which is not at the time owned by the offeror and any party acting in concert with the offeror); or

(b)	the Court sanctions a compromise or arrangement affecting the Shares under section 899 of the Companies Act 2006 ; or

(c)	a resolution is passed for the voluntary winding up of the Company.

7.2	Date of vesting

An Award will vest, subject to Rule 6, to the extent determined by the Remuneration Committee under Rule 7.3 on the date on which the relevant event described in rule 7.1 occurs.

7.3	The extent of vesting of an Award

Where Rule 7.1 applies or is likely to apply an Award will vest, pro-rata to the time elapsed between the Date of Grant of the Award and the date on which the relevant event described in Rule 7.1 occurs, to the extent that any performance target(s) applicable to that Award have been met up to the date of the relevant date (or the most practicable earlier date). The Remuneration Committee will, however, and if it believes that exceptional circumstances warrant this, have discretion to take into account any other factors it believes to be relevant in determining the extent to which an Award will vest in the circumstances. The Remuneration Committee will confirm as soon as practicable the extent to which an Award will vest and this confirmation may be before, but conditional on, the relevant event in Rule 7.1 occurring.1

[1]	In relation to awards granted before 3 February 2014, rule 7.3 reads as follows:

Where Rule 7.1 applies or is likely to apply an Award will vest, pro-rata to the time elapsed between the Date of Grant of the Award and the date on which the relevant event described in Rule 7.1 occurs. The Remuneration Committee will, however, and if it believes that exceptional circumstances warrant this, have discretion to take into account any other factors it believes to be relevant in determining the extent to which an Award will vest in the circumstances. The Remuneration Committee will confirm as soon as practicable the extent to which an Award will vest and this confirmation may be before, but conditional on, the relevant event in Rule 7.1 occurring

8.	CONSEQUENCES OF VESTING OF AN AWARD

As soon as practicable and permissible following the vesting of an Award, the Shares subject to it in respect of which it has vested will, subject to Rule 12, be transferred to the Participant.

9.	ADJUSTMENT OF AWARDS

9.1	Variation in equity share capital

If there is a Variation in the equity share capital of the Company the number and/or the nominal value of the Shares over which an Award is granted will be adjusted in the manner the Remuneration Committee determines.

9.2	Notifying Participants of adjustments

The Grantor will take the steps it considers necessary to notify Participants of any adjustment under Rule 9 and may call in, cancel, endorse, issue or re-issue any award certificate as a result of that adjustment.

10.	EXCHANGE OF AWARDS

10.1	Circumstances in which Awards are exchanged

This Rule applies when:

(a)	a company (the Acquiring Company) has obtained Control of the Company;

(b)	the shareholders of the Acquiring Company immediately after it has obtained Control of the Company are substantially the same as the shareholders of the Company immediately before that event; and

(c)	the Acquiring Company consents to the exchange of Awards under this Rule.

10.2	The Exchange

When this Rule 10 applies Participants’ Awards (Old Awards) will not vest but will be exchanged for awards (New Awards) in respect of shares in the Acquiring Company. A New Award will be equivalent to the Old Award for which it is exchanged before the change of Control so that:

(a)	it is governed by the Rules in effect immediately before the release of the Old Award; and

(b)	the total Market Value of the Shares the subject of the Old Award immediately before the exchange is equal to the total Market Value immediately after the exchange of the shares the subject of the New Award.

The provisions of the Plan will, for this purpose, be construed as if the New Award was granted under the Plan at the same time as the Old Award.

10.3	The New Awards

References to Shares will, in relation to the New Award, be taken as references to shares of the Acquiring Company. References to the Company will be taken to be references to the Acquiring Company, where appropriate. The New Awards will not vest or lapse if Rule 7 applies in respect of the change of Control which lead to the grant of the New Awards.

11.	RANKING OF SHARES

Shares transferred to a Participant under the Plan will rank equally in all respects with Shares of the same class, except that they will not rank for any right attaching to them by reference to a record date preceding the date of their acquisition by or transfer to the Participant.

12.	WITHHOLDING FOR TAX

The Grantor or any person which is a Participant’s employer may withhold any amount and make any arrangements it considers necessary to meet any liability of the Participant to taxation or social security contributions in connection with the benefits delivered under the Plan (the Tax Liability). These arrangements may include the sale on behalf of the Participant of any Shares acquired by a Participant under the Plan or the transfer to the Participant, following the vesting of his Award, of only that whole number of Shares whose market value is not more than the value that would be received by the Participant following the vesting of his Award net of the Tax Liability.

12A.	MALUS AND CLAWBACK

12A.1	Operation of malus and clawback

In relation to Awards granted on or after 3 February 2014 and notwithstanding any other provision in these rules:

(a)	if circumstances occur which, in the reasonable opinion of the Remuneration Committee, justify a reduction in one or more Awards granted to any one or more Participants, the Remuneration Committee may in its discretion at any time before an Award vests determine (acting fairly and reasonably) that the number of Shares over which an Award is granted shall be reduced to such amount or number (including to nil) as the Remuneration Committee considers appropriate in the circumstances; or

(b)	if circumstances occur which, in the reasonable opinion of the Remuneration Committee, justify a reduction in respect of one or more Awards that has already vested then the Remuneration Committee may in its discretion determine (acting fairly and reasonably) that the Participant should repay to the Company (whether by re-transfer of Shares, payment of cash proceeds or deductions from or set offs against any amounts owed to the Participant by the Company or any member of the Group) an amount equal to the full benefit, calculated on an after-tax basis, received by the Participant from such vesting, provided that the Committee may, at its discretion, determine that a lesser amount should be repaid. Each Participant shall be deemed to undertake, as a condition of participation in the Plan, to re-transfer Shares or pay cash in order to comply with this rule and to expressly authorise deductions from or set offs against any amounts owed to the Participant by the Company or any member of the Group.

12A.2	Circumstances in which malus and clawback may be used

The circumstances in which the Remuneration Committee may consider that it is appropriate to exercise its discretion under Rule 12A.1, may, without limitation, include the following:

(a)	material misstatement or restatement in the Company’s or any member of the Group’s audited financial accounts (other than as a result of a change in accounting practice);

(b)	the serious misconduct of a Participant which results in or is reasonably likely to result in;

(i)	significant reputational damage to the Company, any member of the Group or to a relevant business unit (as appropriate);

(ii)	a material adverse effect on the financial position of the Company, any member of the Group or to a relevant business unit (as appropriate); or

(iii)	a material adverse effect on the business opportunities and prospects for sustained performance or profitability of the Company, any member of the Group or relevant business unit (as appropriate);

(c)	the Participant being the member of a business unit, or employee of the Company or of a member of the Group, that suffers:

(i)	significant reputational damage;

(ii)	a material adverse effect on its financial position; or

(iii)	a material adverse effect on its business opportunities and prospects for sustained performance or profitability.

The Remuneration Committee may not exercise its discretion under Rule 12A.1 more than six years after the vesting date of a relevant Award (the Clawback Period), save that if the Remuneration Committee decides to exercise its discretion under Rule 12A.2(a) or (c) the Clawback Period shall be two years.

12A.3	Miscellaneous

If the Remuneration Committee decides to exercise its discretion under this Rule 12A, it shall confirm this in writing to each affected Participant.

For the purposes of Rule 12A.1(a):

(a)	the Award shall be deemed to have been granted over the reduced number of Shares (as the case may be); and

(b)	any subsequent vesting of an Award shall be determined by reference to this reduced number of Shares,

save that if the number of Shares is reduced to nil, the Award shall be treated as if it had never been granted and a Participant (including a Participant who has left employment before the date on which it vests other than by reason of death) shall have no rights to any Shares.

13.	ADMINISTRATION

13.1	Notices

Any notice or other communication in connection with the Plan (including award certificates) can be given by electronic mail or by personal delivery, by facsimile, by first-class post or airmail, (in the case of a company, to its registered office and in the case of an individual to the individual’s last known address) or by any other means which a Participating Company and its employees use to communicate with each other.

13.2	When notice is given

Any notice under the Plan will be given:

(a)	if delivered personally, at the time of delivery;

(b)	if posted, at 10.00 a.m. on the third business day after it was put into the post; or

(c)	if sent by facsimile, email or any other form of electronic transfer, at the time of despatch.

In proving service of notice it will be sufficient to prove that delivery was made or that the envelope containing it was properly addressed, prepaid and posted or that the facsimile message, email or other form of electronic transfer was properly addressed and despatched, as appropriate.

13.3	Documents sent to shareholders

Participants may, upon request, receive copies of any notice or document sent by the Company to the holders of Shares.

13.4	Records in respect of Award(s)

The Company’s records will be the correct and current statement of the extent or status of a Participant’s outstanding Award(s) under the Plan, if there is any doubt.

13.5	Costs of introducing and administering the Plan

The costs of introducing and administering the Plan will be borne by the Company. However, the Company may require any Subsidiary of the Company to enter into an agreement which obliges that Subsidiary to reimburse the Company for any costs borne by the Company, directly or indirectly, in respect of the Subsidiary’s officers or employees. The Company may also enter into a similar agreement with any Participating Company or Associated Company which is not a Subsidiary of the Company.

13.6	Fractional entitlements

If any provision in the Rules would result in a fractional entitlement to a Share, this will be rounded (up or down, at the discretion of the Remuneration Committee) to the nearest whole Share.

14.	AMENDING THE PLAN

14.1	The Company has discretion to amend the Rules

Subject to the remainder of this Rule 14, the Company (acting through the Board or the Remuneration Committee) can amend the Rules at any time.

14.2	Additional sections

The Company can adopt additional sections of the Rules applicable in any jurisdiction under which Awards may be subject to additional and/or modified terms and conditions, having regard to any securities, exchange control taxation or employment laws, which may apply to a Participant, the Company, any Participating Company or Associated Company. Any additional sections must conform to the basic principles of the Plan and must not exceed the limits set out in the Rules.

14.3	No abrogation of existing rights

No amendment will be made under Rule 14.1 which would adversely and materially affect the existing rights of a Participant unless it is made with the Participant’s written consent or with the written consent of a majority of the Participants affected by the amendment. For these purposes, majority may, at the discretion of the Remuneration Committee, mean the majority by number of Participants or by number of Shares under Awards held by Participants affected by the amendment.

15.	GENERAL

15.1	Administration of the Plan

The Plan will be administered by:

(a) the Remuneration Committee; or

(b) any sub-committee appointed by the Remuneration Committee.

The Remuneration Committee, or any sub-committee appointed by the Remuneration Committee, has full authority, consistent with these Rules to administer the Plan, including in respect of any sub-committee, the authority to exercise any discretion under the Rules, provided that this authority has been specified by the Remuneration Committee and the authority to interpret and construe any provision of the Plan and to adopt any regulations for administering the Plan and any documents it thinks necessary or appropriate. However, the decision of the Remuneration Committee on any matter concerning the Plan will be final and binding on all parties, notwithstanding any delegation of authority to a sub-committee.

15.2	Termination of the Plan

The Plan will terminate at the end of the Plan Period or at any earlier time the Company decides. Termination of the Plan will not affect the subsisting rights of Participants.

15.3	The Plan and funding the purchase of Shares

The Company or any other member of the Group may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or may enter into any guarantee or indemnity for those purposes, to the extent permitted by any applicable law.

15.4	Rights of Participants and Eligible Employees

Participation in the Plan is not pensionable and does not form part of any Participant’s employment contract. Nothing in the Plan nor in any document executed under it will give any officer or employee of any Participating Company or Associated Company any right to participate in the Plan. The rights and obligations of any individual under the terms of the individual’s office or Employment with any member of the Group will not be affected by the individual’s participation in the Plan nor any right which the individual may have to participate under it. A Participant holding an Award will not have any rights of a shareholder of the Company with respect to that Award or the Shares subject to it, until such time as the Award vests.

15.5	No rights to compensation or damages

A Participant waives all and any rights to compensation or damages under the Plan in consequence of the termination of the Participant’s office or Employment with a member of the Group for any reason. Nothing in the Plan or in any document executed under it will give any person any right to continue in Employment or will affect the right of any member of the Group to terminate the Employment of any person without liability at any time with or without cause, or will impose on any member of the Group, the Grantor or the Remuneration Committee or their respective agents and employees any liability in connection with the loss of a Participant’s benefits or rights under the Plan, the failure or refusal of any person to exercise a discretion under the Plan, and/or a Participant ceasing to be a person who has the status or relationship of an employee or director of any member of the Group for any reason as a result of the termination of the Participant’s Employment.

15.6	The benefit of Rules 15.4 and 15.5

The benefit of Rules 15.4 and 15.5 is given for the Company, for itself and as trustee and agent of all its Subsidiaries and Associated Companies. The Company will hold the benefit of those Rules on trust and as agent for each of them and may assign the benefit of this Rule 15.6 to any of them.

15.7	Articles of Association

Any Shares acquired under the Plan will be subject to the articles of association of the Company as amended from time to time.

15.8	Claims for relief under the Taxation of Chargeable Gains Act 1992

If Shares are transferred to a Participant under an Award, the Participant will, if required by the person making the transfer, join that person in making a claim for relief under section 165 of the Taxation of Chargeable Gains Act 1992 in respect of the disposal made by the person making that transfer.

15.9	Severability

The invalidity or non-enforceability of one or more provisions of the Plan will not affect the validity or enforceability of the other provisions of the Plan, which will remain in full force and effect.

15.10	Third party rights

Unless expressly provide in the Plan, nothing in this Plan confers any benefit, right or expectation on a person who is not an Eligible Employee and no third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

16.	DATA PROTECTION

By participating in the Plan, the Participant consents to the collection, processing, transmission (including to countries or territories outside the European Economic Area) and storage in any form whatsoever by the Company of any data of a professional or personal nature which is necessary for operating and administering the Plan. This may include providing information to trustees of an employee benefit trust, or to registrars, or brokers, or third party administrators of the Plan, or to future purchasers of the company or the business in which the Participant works.

17.	GOVERNING LAW

These Rules will be governed by and construed in accordance with the law of England. All Participants, the Company and any other Participating Company or Associated Company will submit to the jurisdiction of the English courts in relation to anything arising under the Plan. The Remuneration Committee may determine that another law will apply to the operation of the Plan outside the United Kingdom.

APPENDIX 1

DEFINITIONS

ADS means an American Depository Share representing one Share;

Associated Company means in relation to the Company:

(a)	any company which has Control of the Company; and

(b)	any company (other than a Participating Company) which is under the Control of any company referred to in (a) above; or

(c)	any body corporate which is under the control (but not necessarily the Control) of the Company;

Award means a contingent right to acquire Shares granted or proposed to be granted under Rule 2;

Board means the board of directors of the Company or a duly authorised committee of it, which may include the Remuneration Committee;

Close Period means a period when the members of the Board are prohibited from dealing in Shares under the Criminal Justice Act 1993, the Financial Conduct Authority model code on transactions in securities, or under any other statute, regulation or similar code to which the Company is subject;

Company means AstraZeneca PLC (registered number 2723534) which, for the purposes of the Rules, may act through the Board;

Control means the power of a person to secure:

(a)	by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the articles of association or other document regulating that or any other body corporate,

that the affairs of the first mentioned body corporate are conducted in accordance with the wishes of that person;

Date of Grant means with respect to an Award, the date on which the Grantor grants it;

Dealing Day means a day on which the London Stock Exchange plc is open for the transaction of business;

Disability means long-term disability evidenced to the satisfaction of the Participant’s employing company;

Eligible Employee means any person, other than a director of the Company, who at a Date of Grant is an employee of a Participating Company;

Employees’ Share Scheme means a scheme established by the Company for encouraging or facilitating the holding of shares or debentures in the Company by or for the benefit of:

(a)	the bona fide employees or former employees of the Company, the Company’s Subsidiary or holding company or a Subsidiary of the Company’s holding company; or

(b)	the wives, husbands, widows, widowers or children or step-children under the age of 18 of such employees or former employees;

Employment means employment as an employee of a Participating Company or an Associated Company;

Good Leaver means a Participant who ceases to be in Employment as a result of death, ill-health, injury or Disability (evidenced to the satisfaction of his employing company), Redundancy or retirement with the agreement of his employing company, his employing company ceasing to be a member of the Group or the transfer of the undertaking or part-undertaking in which he is employed to a person or body corporate outside the Group2;

Grantor means in relation to an Award, the person who granted that Award which may be the Company, the Trustee or any other person;

Group means the Company, its Subsidiaries and any Associated Company;

Market Value means, in relation to a Share on any day, an amount equal to the average of the middle market closing prices of a Share (as derived from the Daily Official List of the London Stock Exchange plc) on the three consecutive Dealing Days preceding that day (or such other Dealing Day or Dealing Days as the Remuneration Committee may decide) or, in the case of an ADS, by reference to the average of the equivalent prices of an ADS as derived from the New York Stock Exchange on trading days as close as possible to those Dealing Days;

Participant means any Eligible Employee to whom an Award has been granted, or (where the context requires) that Eligible Employee’s personal representatives;

Participating Company means:

(a)	the Company; and

(b)	any Subsidiary of the Company or any body corporate which is under the control (but not necessarily the Control) of the Company which in either case is designated by the Board as a Participating Company;

Plan means the AstraZeneca Global Restricted Stock Plan constituted by the Rules;

Plan Period means the period starting on 1 March 2010 and ending on 1 March 2020;

Redundancy means termination of Employment by reason of redundancy within the terms of the Employment Rights Act 1996;

Remuneration Committee means the duly authorised remuneration committee of the Board;

[2]	In relation to awards granted before 3 February 2014, Good Leaver means a Participant who ceases to be in Employment as a result of death, ill-health, redundancy (provided that, in the case of ill-health or redundancy, the Participant’s employing company does not dispute that these are the reason for the cessation), retirement with the agreement of his employing company, his employing company ceasing to be a member of the Group or the business in which he is employed being transferred out of the Group.

Restricted Period means, in relation to an Award, such period (or different periods of time for different parts of the Award) as the Remuneration Committee may specify when an Award is granted, during which the Participant has no rights in respect of the Shares the subject of the Award;

Rules means these rules as amended from time to time;

Share means a fully paid ordinary share in the capital of the Company or, where the context requires it, an ADS;

Subsidiary means a company is a subsidiary of another company if:

(a)	that other company:

(i)	holds a majority of the voting rights in it; or

(ii)	is a member of it and controls the composition of its board of directors; or

(iii)	is a member of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

(b)	the first mentioned company is a subsidiary of any company which is that other’s subsidiary;

Trustee means the trustee for the time being of an employee benefit trust established by the Company as an Employees’ Share Scheme; and

Variation means in relation to the equity share capital of the Company a capitalisation issue, an offer or invitation made by way of rights, a subdivision, a consolidation or a reduction, or any other variation which the Remuneration Committee believes justifies an adjustment to Awards.

APPENDIX 2

SCHEDULE FOR PHANTOM AWARDS

This Appendix 2 constitutes the schedule to the Plan under which Awards may be granted to Participants over a notional number of Shares, giving those Participants the right to a payment in cash only, calculated in accordance with this Appendix 2, and subject to the terms and provisions of this Appendix 2.

1.	The Rules shall apply to the grant of Awards under this Appendix 2, except as specified in this Appendix 2.

2.	The following Rules shall be deleted:

2.1	Rule 2.8

2.2	Rule 3.1

2.3	Rule 5.4

2.4	Rule 5.5

2.5	Rule 11

2.6	Rule 15.3

2.7	Rule 15.7

2.8	Rule 15.8

and the Rules shall be renumbered accordingly.

3.	The last sentence of Rule 2.3 shall be deleted.

4.	Rule 4 shall be deleted and replaced by the following:

“For the avoidance of doubt, a Participant has no voting, dividend or other rights attaching to the Shares under an Award made to the Participant either before or after the Award vests.”

5.	Rule 5.1 shall be deleted and replaced by the following:

“Subject to Rules 5.2, 5.3 and 7 and any additional terms and conditions which apply to the Award, an Award will vest in whole or in part at the end of the Restricted Period(s) specified when the Award was granted. On the vesting of an Award, the participant will be entitled to a cash sum equal to the Market Value of the Shares the subject of the vested Award on the day of vesting (converted into the relevant payroll currency of the Participant at the relevant spot rate on the date of payment) and subject to Rule 11 (Withholding for Tax).”

6.	Rule 5.3 shall be deleted and replaced by the following:

“5.3	Payment on account of notional dividends

To the extent that an Award has vested, the Participant may, at the discretion of the Remuneration Committee, receive an amount equal to the total notional dividends paid or payable in respect of the Shares in relation to which the Award has vested, by reference to dividend record dates from the Date of Grant until the Award has vested. If such payment, which will be made in cash only, is made, it will be made net of any income tax or social security contributions due in respect of it. The latest date by which any amount shall be paid under Rule 5.3 is March 15th after the calendar year in which the Award has vested.”

7.	Rule 8 shall be deleted and replaced by the following:

“As soon as practicable and permissible following the vesting of an Award, the Participant will receive the cash amount due, calculated to the extent the Award has vested, in accordance with Rule 5.1, and subject to Rule 11 (Withholding for Tax).”

8.	Rule 10.2 shall be deleted and replaced by the following:

“When this Rule 10 applies Participants’ Awards (Old Awards) will not vest but will be exchanged for awards (New Awards) in respect of notional shares in the Acquiring Company. A New Award will be equivalent to the Old Award for which it is exchanged before the change of Control so that:

(a)	it is governed by the Rules in effect immediately before the release of the Old Award; and

(b)	the total Market Value of the Shares the subject of the Old Award immediately before the exchange is equal to the total Market Value immediately after the exchange of the notional shares the subject of the New Award.

The provisions of the Plan will, for this purpose, be construed as if the New Award was granted under the Plan at the same time as the Old Award.”

9.	Rule 10.3 shall be deleted and replaced by the following:

“References to Shares will, in relation to the New Award, be taken as references to notional shares of the Acquiring Company. References to the Company will be taken to be references to the Acquiring Company, where appropriate. The New Awards will not vest or lapse if Rule 7 applies in respect of the change of Control which lead to the grant of the New Awards.”

10.	Rule 12 shall be deleted and replaced by the following:

“The Grantor or any person which is a Participant’s employer may withhold any amount and make any arrangements it considers necessary to meet any liability of the Participant to taxation or social security contributions in connection with the benefits delivered under the Plan, including the vesting of an Award.”

11.	The words “until such time as the Award vests” at the end of Rule 15.4, shall be deleted.

12.	In Appendix 1 (Definitions) the following shall apply:

12.1	The definition of ADS shall be deleted and replaced by:

“ADS	means a notional American Depository Share representing one Share;”

12.2	The definition of Award shall be deleted and replaced by:

“Award means a contingent right to acquire a cash sum by reference to the Shares the subject of the Award, as calculated under Rule 5.1;”

12.3	The definition of Market Value shall be deleted and replaced by:

“Market Value means, in relation to a Share on any day, an amount equal to the average of the notional middle market closing prices of a Share (as derived from the Daily Official List of the London Stock Exchange plc) on the three consecutive Dealing Days preceding that day (or such other Dealing Day or Dealing Days as the Remuneration Committee may decide) or, in the case of an ADS, by reference to the average of the equivalent notional prices of an ADS as derived from the New York Stock Exchange on trading days as close as possible to those Dealing Days;”

12.4	The definition of Share shall be deleted and replaced by:

“Share means a notional fully paid ordinary share in the capital of the Company or, where the context requires it, an ADS;”

APPENDIX 3

SCHEDULE FOR US PARTICIPANTS

The provisions of this Appendix 3 apply to Awards granted to Participants before 3 February 2014.

The provisions of sections 1 to 3 of this Appendix modify the Rules of the Plan in respect of any Awards granted under it to Eligible Employees who are resident in the United States.

1.	The following shall be inserted as new Rule 5.6:

“A Participant may be required, as a condition of the vesting of his Award, to represent and agree that, in relation to Shares he acquires under the Plan:

(a)	he understands that such Shares are deemed to be restricted securities within the meaning of Rule 144 under the United States Securities Act of 1933 (the “Securities Act”), which may not be resold in the United States or to a U.S. person except pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act;

(b)	he is acquiring such Shares for investment and not with a view to distribution; and

(c)	he will not resell such Shares at any time, except to non-U.S. persons in transactions effected in accordance with Rule 904 of Regulation S under the Securities Act (or any successor section thereto) and only after the expiration of any holding period the Remuneration Committee may require.

The Company may endorse on certificates representing Shares issued or transferred upon the vesting of an Award such legend referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

2.	Where the term “Subsidiary” is used in the definition of “Participating Company”, Subsidiary shall be defined as follows:

“Subsidiary means a company in which the Company owns, directly or indirectly, a majority of the voting rights.”

3.	In Appendix 1 (Definitions), the following shall apply:

3.1	The definition of “Good Leaver” shall be deleted and replaced by the following:

“Good Leaver means a Participant who ceases to be in Employment as a result of death, ill-health, Redundancy, Retirement, his employing company ceasing to be a member of the Group or the business in which he is employed being transferred out of the Group;”

3.2	The following definitions shall be inserted:

“Redundancy means termination without cause under circumstances in which the Participant is eligible for a severance payment under a severance program adopted by the Participant’s U.S. employing company and meets all the requirements of such severance program, including the requirement to execute a valid release of claims;”

“Retirement means termination without cause after having attained age 55 with 10 years of service, or, for individuals who actively participate in a defined benefit pension plan, termination without cause after having attained eligibility for an immediate pension retirement benefit;”

The provisions of sections 4 to 6 of this Schedule modify the Rules of the Plan in respect of any Awards granted under it to Eligible Employees who are US taxpayers (whether or not they are also resident in the United States).

4.	Rule 2.8 shall be deemed modified with respect to US taxpayers to provide that any Award made to an Eligible Employee shall be subject to all applicable federal, state and local income and employment withholding taxes imposed at the time of vesting or payment of any Award.

5.	The following shall be inserted as new Rule 5.1:

“Subject to Rules 5.2 and 7, and any additional terms and conditions which apply to the Award, an Award will vest, in whole or in part, at the end of the Restricted Period specified when the Award was granted. For the avoidance of doubt, a Participant shall have no rights in respect of the Shares the subject of an Award until the end of the Restricted Period in relation to them. If vesting of an Award would be prohibited under the Financial Services Authority Model Code on transactions in securities, the day on which the Award vests will be the first Dealing Day on which such prohibition ceases to apply or, if later, the first day on which the Participant is able to trade in the Shares after such prohibition ceases. In any event, the latest day by which an Award will vest is 15 March after the calendar year in which the Award was originally due to vest and the Company may adjust how the Award is paid out to ensure this.

6.	Rule 5.4 is deleted.

APPENDIX 3A

SCHEDULE FOR US PARTICIPANTS

The provisions of this Appendix 3A apply to Awards granted to Participants on or after 3 February 2014.

The provisions of sections 1 to 3 of this Appendix 3A modify the Rules of the Plan in respect of any Awards granted under it to Eligible Employees who are resident in the United States.

1.	The following shall be inserted as new Rule 5.6:

“A Participant may be required, as a condition of the vesting of his Award, to represent and agree that, in relation to Shares he acquires under the Plan:

(a)	he understands that such Shares are deemed to be restricted securities within the meaning of Rule 144 under the United States Securities Act of 1933 (the “Securities Act”), which may not be resold in the United States or to a U.S. person except pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act;

(b)	he is acquiring such Shares for investment and not with a view to distribution; and

(c)	he will not resell such Shares at any time, except to non-U.S. persons in transactions effected in accordance with Rule 904 of Regulation S under the Securities Act (or any successor section thereto) and only after the expiration of any holding period the Remuneration Committee may require.

The Company may endorse on certificates representing Shares issued or transferred upon the vesting of an Award such legend referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

2.	Where the term “Subsidiary” is used in the definition of “Participating Company”, Subsidiary shall be defined as follows:

“Subsidiary means a company in which the Company owns, directly or indirectly, a majority of the voting rights.”

3.	In Appendix 1 (Definitions), the following shall apply:

3.1	The definition of “Good Leaver” shall be deleted and replaced by the following:

“Good Leaver means a Participant who ceases to be in Employment as a result of death, ill-health, Redundancy, Retirement, his employing company ceasing to be a member of the Group or the business in which he is employed being transferred out of the Group;”

3.2	The following definitions shall be inserted:

“Redundancy means termination without cause under circumstances in which the Participant is eligible for a severance payment under a severance program adopted by the Participant’s U.S. employing company and meets all the requirements of such severance program, including the requirement to execute a valid release of claims;”

“Retirement means termination without cause after having attained age 55 with 10 years of service, or, for individuals who actively participate in a defined benefit pension plan, termination without cause after having attained eligibility for an immediate pension retirement benefit;”

The remaining provisions of this Appendix modify the Rules of the Plan in respect of any Awards granted under it to Eligible Employees who are US taxpayers (whether or not they are also resident in the United States).

4.	Rule 2.8 shall be deemed modified with respect to US taxpayers to provide that any Award made to an Eligible Employee shall be subject to all applicable federal, state and local income and employment withholding taxes imposed at the time of vesting or payment of any Award.

5.	Rule 5.1 is deleted and replaced with the following:

“Subject to Rules 5.2 and 7, and any additional terms and conditions which apply to the Award, an Award will vest, in whole or in part, at the end of the Restricted Period specified when the Award was granted. For the avoidance of doubt, a Participant shall have no rights in respect of the Shares the subject of an Award until the end of the Restricted Period in relation to them. If vesting of an Award would be prohibited under the Financial Conduct Authority Model Code on transactions in securities, the day on which the Award vests will be the first Dealing Day on which such prohibition ceases to apply or, if later, the first day on which the Participant is able to trade in the Shares after such prohibition ceases. The Shares subject to an Award will be delivered to the Participant as soon as practicable following the vesting of the Award, but in no event later than the US Taxpayer Payment Deadline (as defined in Rule 8.1).”

6.	Rule 5.3 is deleted and replaced with the following:

“To the extent that an Award has vested, the Participant may, at the discretion of the Remuneration Committee, receive an amount equal to the total dividends paid or payable in respect of the Shares in relation to which the Award has vested, by reference to dividend record dates from the Date of Grant until the Award has vested. If such payment, which may be made in cash or Shares, is made, it will be made net of any income tax or social security contributions due in respect of it. Any amount paid under this Rule 5.3 will be paid to the Participant not later than the US Taxpayer Payment Deadline (as defined in Rule 8.1).”

7.	Rule 5.4 is deleted.

8.	Rule 8 shall be deleted and replaced with the following:

“8.1 The Shares subject to an Award in respect of which it has vested will, subject to Rule 12, be transferred to the Participant as soon as practicable following the vesting of the Award, but in no event later than the end of the year in which the applicable vesting date occurs, or, if later, by the 15th day of the third month following the applicable vesting date (collectively, the “US Taxpayer Payment Deadline”). The Participant will not be permitted, either directly or indirectly, to designate the year of payment.

8.2 If an Award vests pursuant to Rule 7, and the event described in Rule 7 also constitutes a “change in control event” event under Section 409A of the US Internal Revenue Code of 1986, as it may be amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder (the “Code”), then the Shares subject to it in respect of which it has vested will, subject to Rule 12, be transferred to the Participant as soon as practicable following the vesting of an Award, but in no event later than the US Taxpayer

Payment Deadline. If such event does not constitute a “change in control event” event under Section 409A of the Code, then the Award will Vest on the occurrence of such event described in Rule 7, but shall not be delivered to the Participant until the earlier of the end of the Restricted Period or the applicable payment date under Rule 5.2.

8.3 For the avoidance of doubt, an Award shall only be paid upon the earlier of the date that the Restricted Period ends or the date upon which the Participant vests and becomes entitled to accelerated payment under Rule 5.2 or Rule 8.2.”

9.	The following sentence shall be appended to the end of the existing Rule 15.2:

“Termination of the Plan shall only result in accelerated payment if and to the extent that such accelerated payment is permitted under Section 409A of the Code.”

10.	The following shall be inserted as a new Rule 18:

“18.	Section 409A of the Code.

18.1 The compensation and benefits under the Plan are intended to comply with the requirements of Section 409A of the Code, and the Plan will be interpreted and administered in a manner consistent with that intent. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to any Participant under the Plan. Payment may only be accelerated or delayed if and to the extent that such accelerated or delayed payment is permitted under Section 409A of the Code.”

18.2 References to “cessation of Employment”, “termination of Employment” and similar terms used in the Plan mean, to the extent necessary to comply with Section 409A of the Code, the date that a Participant first incurs a “separation from service” within the meaning of Section 409A of the Code.

18.3 Notwithstanding anything in the Plan to the contrary, if at the time of a Participant’s separation from service with the Company a Participant is a “specified employee” as defined in Section 409A of the Code, and any payment payable under the Plan as a result of such separation from service is required to be delayed by six months pursuant to Section 409A of the Code, then the Company will make such payment on the date that is six months following the Participant’s separation from service with the Company. The amount of such payment will equal the sum of the payments that would have been paid to the Participant during the six-month period immediately following the Participant’s separation from service had the payment commenced as of such date and will not include interest.

18.4 Any trust used to fulfil the Awards under the Plan shall satisfy the following characteristics:

(a) the assets of the trust shall be subject to the claims of the general creditors of the Company and shall conform in all material respects to the terms of the model “rabbi trust” in Internal Revenue Service Revenue Procedure 92-64; and

(b) the trust and the assets in such trust shall at all times be located in the United States and no assets shall be placed in a trust to the extent such set aside would violate Section 409A(b)(2) of the Code (relating to the employer’s financial health) or Section 409A(b)(3) of the Code (relating to treatment of employer’s defined benefit plan during a restricted period).

18.5 In the first taxable year in which a Participant becomes a US taxpayer by reason of becoming a resident alien for US federal income tax purposes, the Plan may be amended solely with respect to such Participant such that the compensation and benefits under the Plan are compliant with or exempt from Section 409A of the Code. Such amendment must be effective not later than the end of the first year in which such Participant becomes a resident alien and shall only be effective with respect to amounts that were not vested prior to the date that the Participant became a resident alien. For any year after the first year in which a Participant is classified as a resident alien, this clause shall not apply, provided that a year may again be treated as the first year in which a Participant is classified as a resident alien if such Participant is classified as a resident alien in that year and has not been classified as a resident alien for the three consecutive years immediately preceding that year. This clause will be interpreted consistent with the requirements of Section 409A of the Code, including Sections 1.409A-2(c) and 1.409A-3(h) of the US Treasury Regulations, as well as any subsequent guidance under Section 409A of the Code.

18.6 Awards under the Plan that become vested while a Participant is not subject to US federal income taxation but that is paid at a time when the Participant subsequently has become subject to US federal income taxation are intended to be exempt from Section 409A of the Code. This clause will be interpreted consistent with the requirements of Section 409A of the Code, including Section 1.409A-1(b)(8)(ii) of the US Treasury Regulations, as well as any subsequent guidance under Section 409A of the Code.”

APPENDIX 4

FRANCE

1.	This Appendix 4 governs the grant of Awards to French Participants

This Appendix 4 modifies the Rules of the Plan in respect of any Awards granted to Participants who are French Participants.

This Appendix 4 has been drafted in order to allow Awards to benefit from the tax incentive as implemented under articles L.225-197-1 to L.225-197-6 of the French Commercial Code, articles 80 quaterdecies (and, for Awards granted before 26 September 2012, article 200 A 6 bis) of the French Tax Code and article L.242-1 of the French Social Security Code. The current provisions of this Appendix 4 include the regulations currently applicable in France. The Company may however have to amend the provisions of this Appendix 4 to take into account any new regulations that could arise in the future.

It is anticipated that Awards will eventually be eligible for favourable tax and social security treatment in France. In the case where Awards would not benefit from the favourable tax and social security treatment in France, the French Participants are informed that they may have to bear the cost of any additional income tax arising as a result of the Award and, if requested by their employer, to reimburse their employer for any employee share of social security contributions (and any assimilated charges such as, but not limited to, the Contribution Sociale Généralisée).

The provisions of this Appendix 4 may be subsequently amended, for instance by removing the sale restriction set out in Rule 8 (as amended by this Appendix 4), if Awards appear not to be eligible for the favourable tax and social security treatment in France.

This Appendix 4 applies to Awards granted as from 1 January 2010.

2.	Adoption of French Qualified Part

The Plan and authority to adopt this Appendix 4 was approved by the Board on 1 March 2010, in compliance with the law under which the Company is incorporated. This Appendix 4 was adopted by the Remuneration Committee on 1 March 2010 and amended on 3 February 2014.

In Rule 2.4 of the Plan, the following words shall be inserted:

“No Award shall be granted under this Appendix 4: (i) more than seventy-six months after the date on which this Appendix 4 was amended by the Remuneration Committee.”

3.	Social security contributions

Rule 2.8 of the Plan shall not apply to French Participants.

4.	The individual limit

The following limits shall apply in respect of Awards granted under the Rules of the Plan to French Participants:

(i)	an Eligible Employee may not own more than 10% of the ordinary share capital of the Company at the date an Award is granted; and

(ii)	an Eligible Employee may not own, as a result of the grant of an Award, more than 10% of the ordinary share capital of the Company.

5.	Early vesting of an Award

Rule 5.3 of the Plan shall be deleted and replaced by the following:

“ If a French Participant ceases to be in Employment before the end of the Restricted Period in respect of an Award:

(a)	as a Good Leaver, his Award(s) will vest on the date the Employment ceases, pro-rated to take into account the period elapsed between the Date of Grant and the date of cessation of Employment relative to the Restricted Period, unless the Remuneration Committee decides not to pro-rate or to pro-rate on some other basis; and

(b)	other than as a Good Leaver, the Award will lapse on the date of cessation, unless the Remuneration Committee, in its absolute discretion, decides otherwise, in which case the Remuneration Committee has discretion to decide when and to what extent the Award may vest.

If a French Participant dies, the Shares will be transferred to the French Participant’s personal representatives, provided that the Company has received written confirmation that the personal representatives are legally authorised to deal with the deceased French Participant’s affairs, within 6 months after the death of the relevant French Participant. The terms under which the Shares would be transferred to the personal representatives and the ability for the personal representatives to dispose of the Shares will be determined according to the law and regulation applicable at the relevant time.

If an Award vests before the end of the Restricted Period for any reason pursuant to the Plan, the Shares subject to it and in respect of which it has vested will not be subject to the two-year Holding Period referred to in Rule 8 and the French Participant may freely dispose of those Shares. However, in such circumstances, unless an Award vests following a French Participant ceasing Employment due to death, injury or disability corresponding to the second and third category as described under article L.341-4 of the French Social Security Code, the French Participant shall bear the cost of any additional income tax arising as a result of the early vesting of the Award and, if requested by their employer, will reimburse their employer for any employee share of social security contributions (and any assimilated charges such as, but not limited to, the Contribution Sociale Généralisée).”

6.	Payments on account of dividends

In Rule 5.4 of the Plan the following sentence shall be deleted:

“Such payment, which may be made in cash or Shares, will be made net of any income tax or national insurance contributions due in respect of it.”

and shall be replaced by the following:

“Such payment, which shall be made in cash or Shares, will be made net of any income tax and social security contributions or liability to such contributions to be paid by the employer. For the avoidance of doubt, any Shares acquired pursuant to this Rule 5.4 will not be subject to the two-year Holding Period referred to in Rule 8 and as a consequence will not benefit from the preferential tax and social regime.”

7.	Consequences of vesting of an Award

Rule 8 shall be deleted and replaced by the following:

“8.1	Early vesting

If an Award vests before the end of the Restricted Period for any reason pursuant to the Plan, as soon as practicable and permissible following the vesting of an Award, the Shares subject to it in respect of which it has vested will, subject to Rule 12, be transferred to the French Participant who may then freely dispose of the Shares.

8.2	Normal vesting

If an Award vests at the end of the Restricted Period, the Shares subject to it in respect of which it has vested will be transferred to the nominated bank that will act as depositary. The nominated bank will hold the Shares on behalf of the French Participant for a period of two years (the Holding Period).

The Shares held by the nominated bank may not be sold or transferred during the Holding Period, subject to the following exceptions:

(i)	if the French Participant ceases to be in Employment during the Holding Period due to injury or disability corresponding to the second and third category as described under article L.341-4 of the French Social Security Code; or

(ii)	if the French Participant dies during the Holding Period, in which case the French Participant’s personal representatives, provided that the Company has received written confirmation that the personal representatives is legally authorised to deal with the deceased French Participant’s affairs, shall be entitled to receive the Shares within 6 months of the death of the relevant French Participant. The terms under which the Shares will be transferred to the personal representatives and the ability for the personal representatives to dispose of the Shares will be determined according to the law and regulation applicable at the relevant time.

If the French Participant ceases to be in Employment during the Holding Period in any other circumstances the Holding Period will continue to apply.

At the end of the Holding Period, the Shares held by the nominated bank will be transferred to the French Participant or to the depositary chosen by the French Participant who may subsequently freely dispose of the Shares.

However, a French Participant is not allowed to sell the Shares (i) in the period of ten business days before and after the date on which the financial statements or consolidated statements of the Company are made public and (ii) the period between the date on which the Board or any executive directors or senior managers have knowledge or information which would have, if made public, a significant impact on the market value of the Shares and ten business days after the business day on which this information is made public.

In addition, selling restrictions apply for Directors in respect of Awards granted after 31 December 2006. A Director cannot sell 10% or a specified percentage of his Shares until its corporate mandate terminates.

If the Shares are sold or transferred during the Holding Period in any circumstances other than those specified in this Rule 8.2, the French Participants shall bear the cost of any additional income tax arising as a result of the early sale or transfer of the Shares and, if requested by their employer, will reimburse their employer for any employee share of social security contributions (and any assimilated charges such as, but not limited to, the Contribution Sociale Généralisée, and related interest for late payment).”

8.	Exchange of Awards

Rule 10 shall apply to French Participants. If there is an exchange of Awards for other awards (i) upon a merger or a demerger realised in accordance with the applicable legislation during the vesting period or the holding period, the preferential tax and social regime would continue to apply provided that the French Participant retains the shares received until the end of the Holding Period.

In any other cases of an exchange of Awards, the French Participant shall bear the cost of any additional income tax arising as a result of the exchange of Awards and, if requested by their employer, will reimburse their employer for any employee share of social security contributions (and any assimilated charges such as, but not limited to, the Contribution Sociale Généralisée).

9.	Exchange of Shares

If there is an exchange of Shares for other shares upon a merger or a demerger realised in accordance with the applicable legislation or upon a public offer of exchange during the Holding Period, the preferential tax and social regime would continue to apply provided that the French Participant retains the shares received until the end of the Holding Period.

In any other cases of an exchange of Shares, the French Participant shall bear the cost of any additional income tax arising as a result of the exchange of Shares and, if requested by their employer, will reimburse their employer for any employee share of social security contributions (and any assimilated charges such as, but not limited to, the Contribution Sociale Généralisée).

9.	Definitions

For the purpose of this Appendix 4, the following definitions will apply instead of the definitions in Appendix 1:

Director means any Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué or Membre du Directoire of a Participating Company.

Eligible Employee means any person who at a date of Grant is in Employment with a Participating Company.

Employment means employment as an employee or Director of a Participating Company, though a Participating Company may decide on a case by case basis to include or exclude Directors from this Appendix 4.

French Participant means a Participant who is in Employment with a Participating Company and/or an Eligible Employee as defined in the main Rules of the Plan who is a French tax resident and/or is subject to French social security regulation.

Good Leaver means a French Participant who ceases to be in Employment as a result of death, injury or disability corresponding to the second and third category as described under article L.341-4 of the French Social Security Code, ill-health, redundancy (provided that, in the case of ill-health or redundancy, the Participant’s employing company does not dispute that these are the reasons for the cessation), retirement with the agreement of his employing company, his employing company ceasing to be a member of the Group or the business in which he is employed being transferred out of the Group.

Grantor means in relation or an Award, the person who granted that Award which is the Company.

Participating Company means any French subsidiary of the Company within the meaning of section L225-197-2° of the French Commercial Code; provided, for the avoidance of doubt, that a company shall be a French Subsidiary only if the Company holds, directly or indirectly, at least 10 per cent of its share capital.

Restricted Period means, in relation to Awards, such period of at least two years from the Date of Grant as the Remuneration Committee will specify when an Award is granted, during which the French Participant has no rights in respect of the Shares.